Exhibit 99.1

Supernus Announces Fourth Quarter and Full Year 2024 Financial Results

•Fourth quarter 2024 net sales of Qelbree® increased 60% to $74.4 million, compared to the same period in 2023. Full year 2024 net sales of Qelbree increased 72% to $241.3 million, compared to full year 2023.
•Fourth quarter 2024 net sales of GOCOVRI® increased 15% to $36.9 million, compared to the same period in 2023. Full year net sales of GOCOVRI increased 9% to $130.8 million, compared to full year 2023.
•Full year 2024 revenues increased 9% to $661.8 million, compared to the same period in 2023; Full year 2024 total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP)(1) increased 25%, compared to full year of 2023.
•Full year 2024 operating earnings of $81.7 million, compared to operating loss of $(5.3) million in 2023; Full year 2024 adjusted operating earnings (non-GAAP)(1) increased 47% to $183.7 million, compared to full year 2023.

•ONAPGO™ (apomorphine hydrochloride), formerly known as SPN-830, approved by the U.S. Food and Drug Administration and will be launched in the second quarter of 2025.
•Full year 2025 guidance for total revenues of $600 million to $630 million, operating earnings (loss) of $(15) million to $10 million and adjusted operating earnings (Non-GAAP)(1) of $105 million to $130 million.

ROCKVILLE, MD, February 25, 2025 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for fourth quarter and full year 2024 and associated Company developments.

“Our 2024 results reflect solid commercial execution across the company, including continued growth of our core products, and strong growth in operating earnings,” said Jack Khattar, President and CEO of Supernus. “In 2025, we look forward to continued Qelbree growth; the launch of ONAPGO for the treatment of Parkinson’s disease, planned for the second quarter of 2025; and further advancement of our product pipeline.”

Qelbree Highlights

•The U.S. Food and Drug Administration (FDA) has approved an update for the label for Qelbree to include new pharmacodynamic data. The updated label highlights Qelbree’s partial agonist activity at the serotonin 5-HT2C receptor and inhibition of the norepinephrine transporter, reinforcing its multimodal pharmacodynamic profile. Additionally, the updated label now includes new lactation data for breastfeeding women with attention-deficit/hyperactivity disorder (ADHD), showing that the transfer of Qelbree into breastmilk is low.

•The Company recently presented interim results from an open-label Phase IV trial with Qelbree in 161 adults with ADHD and mood symptoms at the 30th Annual National Psychopharmacology Update™ conference. The improvements in clinician and patient-rated measures of ADHD, depression and anxiety symptoms in the interim data analysis, analyzed for the first 95 patients who completed the trial, are encouraging and suggest that Qelbree's effects may extend to adults with complex ADHD. Efficacy and safety outcomes were consistent with the double-blind, pivotal trial of Qelbree in adult ADHD. Topline results from the full Phase IV trial (all 161 adults) are consistent with the interim results and will be presented at the American Psychiatric Association Annual Meeting in May 2025.
•Total IQVIA prescriptions(2) for Qelbree were 214,613 and 767,791 for the fourth quarter and full year of 2024, respectively, an increase of 25% for both periods compared to the same periods in the prior year.

•The Company received a two-plus year patent term extension from the US Patent and Trademark Office for US Patent number 9,662,338 that covers Qelbree. This extends the original expiration date of the patent to the year 2035.

Product Pipeline Update
ONAPGO (formerly, SPN-830) (apomorphine infusion device) for treatment of Parkinson's disease (PD)

•The Company announced in early February 2025 that the FDA approved ONAPGO (apomorphine hydrochloride), formerly known as SPN-830, as the first and only subcutaneous apomorphine infusion device for the treatment of motor fluctuations in adults with advanced PD. The Company plans to launch ONAPGO in the second quarter of 2025 with a support team of experts, including a robust nurse education program, and access support.
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•In November 2024, the Company reported topline results from an open label Phase 2a study in patients with treatment-resistant seizures. The study suggested a differentiated profile, with strong efficacy in focal seizures at the 3mg to 4mg twice daily doses. SPN-817 was safe and had acceptable tolerability with two subjects discontinuing because of treatment related adverse events out of the 26 subjects who entered the maintenance period.

•The Company has initiated a Phase 2b randomized, double-blind, placebo-controlled study of 3mg and 4mg twice daily doses with a targeted enrollment of approximately 258 adult patients with treatment resistant focal seizures.

SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression

•In February 2025, the Company reported topline results from a randomized double-blind placebo-controlled Phase 2b study of SPN-820 in adults with treatment-resistant depression (TRD). The study did not demonstrate a statistically significant improvement on the primary and secondary endpoints. The safety profile of SPN-820 was consistent with previous clinical trials, showing few adverse events. The Company will continue to analyze the data and decide on the future of the program.
SPN-443 – Novel stimulant for ADHD/CNS
•Supernus completed a Phase 1 pharmacokinetic study of two oral formulations in healthy adults. Both formulations of SPN-443 showed adequate bioavailability and were well tolerated.

Financial Highlights
This section includes information on non-GAAP financial measures. See “Non-GAAP Financial Information” section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.
Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	Change %	2024	2023	Change %
Net product sales
Qelbree	$74.4	$46.4	60%	$241.3	$140.2	72%
GOCOVRI	36.9	32.0	15%	130.8	119.6	9%
Oxtellar XR	13.2	31.0	(57)%	99.5	113.4	(12)%
APOKYN	20.1	18.7	8%	73.9	75.1	(2)%
Trokendi XR	14.8	19.6	(24)%	63.2	94.3	(33)%
Other(3)	7.0	8.3	(16)%	29.0	31.3	(7)%
Total net product sales	$166.4	$156.0	7%	$637.7	$573.9	11%
Royalty, licensing and other revenues(4)	7.8	8.3	(6)%	24.1	33.6	(28)%
Total revenues	$174.2	$164.3	6%	$661.8	$607.5	9%

Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP)(1)	$146.2	$113.7	29%	$499.1	$399.8	25%
•Total revenues were $174.2 million and $661.8 million for the three and twelve months ended December 31, 2024, compared to $164.3 million and $607.5 million in the same periods in 2023, respectively.
◦Total net product sales were $166.4 million and $637.7 million for the three and twelve months ended December 31, 2024, compared to $156.0 million and $573.9 million in the same periods in 2023, respectively. The increase in both periods was primarily due to increases in net sales of Qelbree and GOCOVRI, partially offset by the decline in net product sales of Trokendi XR and Oxtellar XR due to generic erosion.
◦Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP) increased 29% and 25% for the three and twelve months ended December 31, 2024, compared to the same periods in 2023, respectively.
Other Financial Highlights
•Operating earnings were $21.4 million and $81.7 million for the three and twelve months ended December 31, 2024, compared to operating loss of $(1.0) million and $(5.3) million for the same periods in 2023, respectively. The positive increase in both periods was primarily due to an increase in total net product sales. Furthermore, the fourth quarter of 2023 included $20.2 million in intangible asset impairment charges, mainly related to XADAGO.
•Adjusted operating earnings (non-GAAP) were $48.3 million and $183.7 million for the three and twelve months ended December 31, 2024, compared to $47.1 million and $125.1 million for the same periods in 2023, respectively.
•Net earnings and diluted earnings per share were $15.3 million and $0.27 for the three months and $73.9 million and $1.32 for the twelve months ended December 31, 2024, respectively, compared to net earnings and diluted earnings per share of $1.2 million and $0.02 for the three months and $1.3 million and $0.02 for the twelve months ended December 31, 2023, respectively.
•At December 31, 2024, cash, cash equivalents, and current and long-term marketable securities were approximately $453.6 million compared to $271.5 million as of December 31, 2023. This increase was primarily due to cash generated from operations.

Full Year 2025 Financial Guidance

For the full year 2025, the Company is providing the financial guidance for total revenues and operating earnings (GAAP and Non-GAAP) as set forth below (dollars in millions):

Current Guidance (as of February 25, 2025)
Total revenues (includes approximately $65 million - $75 million of Trokendi XR and Oxtellar XR)(5)(6)	$600 - $630
Combined R&D and SG&A expenses	$435 - $460
Operating earnings (loss)	$(15) - $10
Adjusted operating earnings (non-GAAP)(1)	$105 - $130
Non-GAAP Financial Information

This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings on a historical and projected basis adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. In addition to non-GAAP adjusted operating earnings, we also present total revenues excluding net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company’s revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.

There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2024 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) See the section titled “Non-GAAP Financial Information” for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.
(2) IQVIA data restatement July 1, 2024.
(3) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
(4) Royalty, licensing, and other revenues include royalties on generic Trokendi XR, other licensed products and intellectual property.
(5) Includes net product sales and royalty, licensing, and other revenue.
(6) Reflects continued generic erosion of Trokendi XR and generic erosion of Oxtellar XR beginning in September 2024.
Conference Call Details
Supernus will host a conference call and webcast today, February 25, 2025, at 4:30 p.m. Eastern Time to discuss these results.
A live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.

Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson’s disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, epilepsy, migraine, cervical dystonia, and chronic sialorrhea. We are developing a broad range of novel CNS product candidates including new potential treatments for epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue from its products and the products of its subsidiaries; the Company’s ability to commercialize its products and the products of its subsidiaries; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2024	2023

Assets
Current assets
Cash and cash equivalents	$69,331	$75,054
Marketable securities	384,281	179,820
Accounts receivable, net	142,077	144,155
Inventories, net	54,293	77,408
Prepaid expenses and other current assets	36,088	16,676
Total current assets	686,070	493,113
Long-term marketable securities	—	16,617
Property and equipment, net	11,545	13,530
Intangible assets, net	521,912	599,889
Goodwill	117,019	117,019
Other assets	31,527	37,505
Total assets	$1,368,073	$1,277,673

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$76,352	$79,569
Accrued product returns and rebates	168,705	154,274
Contingent consideration, current portion	47,340	52,070
Other current liabilities	—	4,283
Total current liabilities	292,397	290,196
Contingent consideration, long-term	—	1,380
Operating lease liabilities, long-term	27,382	33,196
Deferred income tax liabilities, net	4,961	24,963
Other liabilities	7,600	6,422
Total liabilities	332,340	356,157

Commitments and contingencies

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 55,743,095 and 54,723,356 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	56	55
Additional paid-in capital	479,440	439,493
Accumulated other comprehensive loss, net of tax	(189)	(593)
Retained earnings	556,426	482,561
Total stockholders’ equity	1,035,733	921,516
Total liabilities and stockholders’ equity	$1,368,073	$1,277,673

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Revenues
Net product sales	$166,395	$156,018	$637,696	$573,933
Royalty, licensing and other revenues	7,764	8,296	24,121	33,588
Total revenues	174,159	164,314	661,817	607,521

Costs and expenses
Cost of goods sold(a)	26,098	19,627	77,906	83,779
Research and development	28,647	23,347	108,796	91,593
Selling, general and administrative	79,409	81,282	321,582	336,361
Amortization of intangible assets	18,244	21,069	77,977	82,385
Intangible asset impairment charges	—	20,189	—	20,189
Contingent consideration loss (gain)	356	(204)	(6,110)	(1,517)
Total costs and expenses	152,754	165,310	580,151	612,790

Operating earnings (loss)	21,405	(996)	81,666	(5,269)

Other income (expense)
Interest and other income, net	4,977	1,986	16,204	10,453
Interest expense	—	—	—	(2,415)
Total other income (expense), net	4,977	1,986	16,204	8,038

Earnings before income taxes	26,382	990	97,870	2,769

Income tax expense (benefit)	11,054	(185)	24,005	1,453
Net earnings	$15,328	$1,175	$73,865	$1,316

Earnings per share
Basic	$0.28	$0.02	$1.34	$0.02
Diluted	$0.27	$0.02	$1.32	$0.02

Weighted average shares outstanding
Basic	55,465,403	54,647,835	55,100,063	54,536,281
Diluted	56,464,768	55,301,319	55,958,537	55,506,828

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information

Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net product sales
An itemized reconciliation between total revenues on a GAAP basis and Total revenues excluding Trokendi XR and Oxtellar XR net product sales, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	Change %	2024	2023	Change %
Total revenues (GAAP)(1)	$174.2	$164.3	6%	$661.8	$607.5	9%
Adjustments:
Trokendi XR net product sales	(14.8)	(19.6)	(24)%	(63.2)	(94.3)	(33)%
Oxtellar XR net product sales	(13.2)	(31.0)	(57)%	(99.5)	(113.4)	(12)%
Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP)(1)	$146.2	$113.7	29%	$499.1	$399.8	25%
___________________________________________
(1) Includes net product sales and royalty, licensing, and other revenues.
Reconciliation of GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between operating earnings (loss) on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating earnings (loss) - As Reported (GAAP)	$21.4	$(1.0)	$81.7	(5.3)
Adjustments:
Amortization of intangible assets	18.2	21.1	77.9	82.4
Share-based compensation	7.7	6.4	27.8	26.8
Contingent consideration loss (gain)	0.4	(0.2)	(6.1)	(1.5)
Intangible assets impairment charges	—	20.2	—	20.2
Depreciation	0.6	0.6	2.4	2.5
Operating earnings - As Adjusted (non-GAAP)	$48.3	$47.1	$183.7	$125.1
Non-GAAP adjusted operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, intangible assets impairment charges, and depreciation.

Reconciliation of Full Year 2025 Financial Guidance - GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between projected operating earnings (loss) on a GAAP basis for the full year 2025 and projected adjusted operating earnings on a non-GAAP basis for the full year 2025 is as follows (dollars in millions):

Current Guidance (as of February 25, 2025)
Operating earnings (loss) - GAAP	$(15) - $10
Adjustments:
Amortization of intangible assets	$81 - $84
Share-based compensation	$30 - $34
Contingent consideration loss	$7 - $8
Depreciation	$2 - $3
Operating earnings - As Adjusted (non-GAAP)	$105 - $130

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Healthcare
(443) 213-0505
peter.vozzo@icrhealthcare.com